Exhibit 99.3

WINDSTREAM HOLDINGS II, LLC

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Within this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), the terms “Windstream,” “the Company,” “we,” or “our” refer to Windstream Holdings II, LLC and its subsidiaries, including Windstream Services, LLC.

The following section provides an overview of our results of operations and highlight key trends and uncertainties in our business and should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto. This discussion contains and refers to statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors. For more information, see “Forward-Looking Statements” at the end of this discussion for additional factors relating to such statements.

ORGANIZATIONAL STRUCTURE AND OVERVIEW

Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States of America (“U.S.”), and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment costs and expenses. For additional information related to our segments, see “Business Segment Operating Results” section below and Note 9 to the condensed consolidated financial statements.

SIGNIFICANT BUSINESS DEVELOPMENTS - PENDING MERGER TRANSACTION

On May 3, 2024, Windstream entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uniti Group Inc. (“Uniti”), providing for a combination of the Company and Uniti such that, following a pre-closing reorganization of Windstream and the merger of Uniti into an entity formed in such reorganization (the “Merger”), both Uniti and Windstream will be indirect wholly owned subsidiaries of a recently formed company that in the reorganization will become the parent company of Windstream (“New Uniti”). Upon consummation of the Merger, New Uniti will become an integrated telecommunications company. The common stock of New Uniti (“New Uniti Common Stock”) is expected to be listed on the Nasdaq. Uniti’s and Windstream’s existing debt is expected to remain in-place following the Merger and each company will remain as a separate subsidiary of New Uniti, with its own debt obligations and no cross-guarantees. Initially, the legacy Uniti and Windstream organizational structures will remain separate, and the existing agreements and arrangements presently in effect between Uniti and Windstream, such as our master lease agreements with Uniti and the settlement agreement with Uniti, which requires Uniti to fund periodic settlement payments and reimburse Windstream for certain growth capital improvements, will remain in place.

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At the closing of the Merger, Uniti and Windstream equityholders are expected to hold approximately 62 percent and 38 percent, respectively, of New Uniti before giving effect to the conversion of any outstanding convertible securities or the issuance of warrants to purchase New Uniti Common Stock referenced below. In addition, at the closing of the Merger, Uniti will fund an aggregate cash payment of $425 million (less certain transaction expenses) that will be distributed to Windstream equityholders on a pro-rata basis. Windstream equityholders will also be entitled to pro rata distributions of (i) new shares of non-voting preferred stock of New Uniti with a dividend rate of 11 percent per year for the first six years, subject to an additional 0.5 percent per year during each of the seventh and eighth year after the initial issuance and further increased by an additional 1 percent per year during each subsequent year, subject to a cap of 16 percent per year and with an aggregate liquidation preference of $575 million, and (ii) warrants to purchase New Uniti Common Stock, with an exercise price of $0.01 per share, subject to customary adjustments, representing in the aggregate approximately 6.9 percent of the pro forma share total of New Uniti.

The Merger is subject to customary closing conditions, including, among others, approval by Uniti’s stockholders and receipt of required regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the receipt of approvals from the Federal Communications Commission (“FCC”) and certain state public utility commissions. Windstream currently expects the Merger to close in 2025. See Note 12 to the condensed consolidated financial statements for additional information regarding our pending merger with Uniti.

EXECUTIVE SUMMARY

Financial and operational highlights for the three and six-month periods ended June 30, 2024, consisted of the following:

•	Within the Kinetic segment, consumer revenues declined 2 percent during the second quarter of 2024 on a year-over-year basis driven by a reduction in funding due to the discontinuance of the Affordable Connectivity Program (“ACP”) during the second quarter of 2024. Apart from the impacts of the ACP, Kinetic service revenues are benefiting from positive results in fiber additions as we continue to build our strategic fiber markets and demonstrate strong early penetration through our fiber fast start program. We continued expansion efforts though our fiber build program with over 94,000 consumer premises constructed during the first half of 2024, totaling 1,553,000 consumer premises that have access to our fiber network. Currently, 36 percent of consumer households now have access to 1-Gigabyte per second (“Gbps”) service. During the first half of 2024, we saw strong growth in our fiber subscriber base, however, this growth was offset by declines in our digital subscriber line (“DSL”) subscriber base. We ended the second quarter with 418,000 consumer subscribers on our fiber network, representing a 27 percent fiber customer penetration rate (calculated as the total number of fiber consumer subscribers divided by the total number of consumer premises passed), which was driven by a net increase of 17,000 fiber subscribers, an improvement of 30 basis points year-over-year.

•	Within the Enterprise segment, we continue our focus on Strategic and Advanced IP portfolios, which as of June 30, 2024 represents approximately 89 percent of our total Enterprise service revenues on an annualized basis, excluding end user surcharges. These combined revenues were down 2 percent for the first half of 2024, on a year-over-year basis.

•	Our Wholesale business delivered strong revenue results in the first half of 2024 as service revenues increased 7 percent, on a year-over-year basis and direct margin grew by 5 percent, driven by strong sales highlighted by high demand from telecom, cable and content customers.

•	During the first half of 2024, our total annualized interconnection, network access and facility expenses decreased 16 percent on a year-over-year basis to an annualized amount of approximately $645 million, of which approximately $279 million are time-division multiplexing (“TDM”) related expenses including network facility expense. These TDM-related expenses declined by 26 percent on a year-over-year basis. During the first half of 2024, we fully exited approximately 350 collocations associated with our TDM migration plans.

The Company reported an operating loss of $(21.6) million and a net loss of $(59.9) million for the three-month period ended June 30, 2024 and operating income of $111.5 million and a net loss of $(0.2) million for the six-month period ended June 30, 2024, The operating loss in the three month period of 2024 primarily reflected the overall declines in service revenues further discussed below, partially offset by the net gain on asset retirements and dispositions of $9.7 million, lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023.

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Operating results for the six-month period ended June 30, 2024 were favorably impacted by a pretax gain of $103.2 million from the sale of certain unused IPv4 addresses completed in March 2024, the net gain on asset retirements and dispositions of $31.4 million, an increase in fiber sales, the aforementioned growth in Wholesale revenues, lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects discussed above, and lower salary costs due to workforce reductions completed in both 2024 and 2023. These favorable impacts on our operating results were partially offset by the overall reduction in Enterprise service revenues primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services to our strategic and advanced IP products and services.

OPERATING ENVIRONMENT AND TRENDS

The telecommunications industry is highly competitive. The rapid development of new technologies, services and products has eliminated many of the distinctions among wireless, cable, internet and traditional telephone services and brought new competitors to our markets. We expect competition to remain intense as traditional and non-traditional participants seek increased market share.

In our Kinetic business, we are committed to providing our customers with exceptional service and offering faster broadband speeds and the convenience of bundling Internet, voice and video services. In 2024, we expect continued growth in our Kinetic fiber broadband customer base while experiencing declines in DSL customers, primarily in lower speed areas, from the effects of competition and our existing DSL customers transitioning to our fiber-based broadband services. Our ability to deliver faster Internet speeds across our footprint should drive gains in market share and corresponding growth in consumer and small business revenues.

For our Enterprise business, our focus remains on converting customers to our strategic and advanced solutions as part of our TDM exit program to migrate our existing CLEC customers off of the TDM network. As we continue to implement this program, we expect to experience continued declines in TDM and other revenues, as well as reductions in interconnection, network facility and fiber expenses. Our Wholesale business leverages our nationwide network to provide high-capacity bandwidth and transport services to wholesale customers, including other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. Our priorities for our Wholesale business include continuing to grow Wave and Ethernet sales and revenues, building and selling fiber on route expansions, and adding new customers.

To improve our consolidated operating results and discretionary cash flows, we are also focused on reducing operating expenses and capital expenditures.

A more detailed discussion and analysis of our consolidated operating results for the three and six-month periods ended June 30, 2024 is presented below.

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CONSOLIDATED RESULTS OF OPERATIONS

The following table reflects the consolidated operating results for Windstream:

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues	$915.7	$980.0	$(64.3)	(7)	$1,892.4	$1,999.4	$(107.0)	(5)
Sales revenues	10.6	10.9	(0.3)	(3)	34.5	18.8	15.7	84
Total revenues and sales	926.3	990.9	(64.6)	(7)	1,926.9	2,018.2	(91.3)	(5)
Costs and expenses:
Cost of services	574.6	616.5	(41.9)	(7)	1,164.7	1,253.4	(88.7)	(7)
Cost of sales	8.7	11.2	(2.5)	(22)	25.1	21.0	4.1	20
Selling, general and administrative	173.5	181.0	(7.5)	(4)	351.7	364.4	(12.7)	(3)
Depreciation and amortization	200.8	199.5	1.3	1	408.5	395.2	13.3	3
Net gain on asset retirements and dispositions (a)	(9.7)	(5.2)	4.5	87	(31.4)	(5.6)	(25.8)	*
Gain on sale of operating assets (a)	—	—	—	*	(103.2)	—	(103.2)	*
Total costs and expenses	947.9	1,003.0	(55.1)	(5)	1,815.4	2,028.4	(213.0)	(11)
Operating (loss) income	(21.6)	(12.1)	9.5	79	111.5	(10.2)	121.7	*
Other income (expense), net	0.8	(0.1)	0.9	*	1.5	—	1.5	*
Interest expense	(52.8)	(52.6)	0.2	—	(106.4)	(104.3)	2.1	2
(Loss) income before income taxes	(73.6)	(64.8)	8.8	14	6.6	(114.5)	121.1	*
Income tax benefit (expense)	13.7	15.1	(1.4)	(9)	(6.8)	26.6	(33.4)	*
Net loss	$(59.9)	$(49.7)	$10.2	21	$(0.2)	$(87.9)	$(87.7)	(100)

* Not meaningful

(a)	See corresponding sections of Note 1 to the condensed consolidated financial statements for additional information related to the net gain on asset retirements and dispositions and gain on sale of operating assets.

Service Revenues

The following table reflects the primary drivers of the changes in service revenues compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Changes in Wholesale service revenues (a)	$(3.5)	$10.1
Decreases in Kinetic small business, regulatory, and other service revenues	(1.4)	(2.9)
Decreases in Kinetic consumer service revenues (b)	(7.5)	(4.8)
Decreases in Enterprise service revenues (c)	(51.9)	(109.4)
Net decreases in service revenues	$(64.3)	$(107.0)

(a)	Decrease in the three-month period of 2024 was primarily attributable to higher customer churn on TDM and transport services. Increase in the six-month period of 2024 was primarily attributable to price increases for transport services, higher demand from content providers for network services, and continued growth in Wave and Ethernet services.

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(b)	Decreases reflect the effects of continued declines in DSL customers, discontinuation of subsidies funded by the ACP, which ended in May 2024, as well as reductions in voice and other revenues of $2.8 million and $5.3 million for the three and six-month periods of 2024, respectively, due to lower demand for consumer voice-only services. Windstream had received approximately $3.0 million in monthly subsidies under this program attributable to its ACP customer base. These decreases were partially offset in the six-month period of 2024 by growth in broadband bundle revenues primarily due to growth in fiber broadband customers.

(c)	Decreases were primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services. As a result, service revenues reflect reductions in traditional voice, long-distance and data and integrated services, as well as declines in switched access revenues and long-distance usage.

Sales Revenues

Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Consumer product sales include home networking equipment, computers and phones. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer. Fiber sales were $2.3 million and $18.3 million during the three and six-month periods of 2024 compared to fiber sales of $2.0 million in both the three and six-month periods of 2023.

The following table reflects the primary drivers of the changes in sales revenues compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Increases in Enterprise product sales	$0.1	$0.1
Increases in Wholesale fiber sales	0.3	16.3
Decreases in Kinetic consumer and contractor product sales (a)	(0.7)	(0.7)
Net change in sales revenue	$(0.3)	$15.7

Cost of Services

Cost of services expense primarily consists of charges incurred for network operations, interconnection, and business taxes. Network operations charges include salaries and wages, materials, contractor costs, IT support and costs to lease certain network facilities. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the Internet, including charges paid to other carriers for access points where we do not own the primary network infrastructure. Other expenses consist of third-party costs for ancillary voice and data services, business taxes, business and financial services.

The following table reflects the primary drivers of the changes in cost of services compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Increases in straight-line rent expense under master leases with Uniti (a)	$5.3	$10.3
Changes in federal USF expense	0.9	(0.2)
Decreases in network and other operations (b)	(14.6)	(34.3)
Decreases in interconnection expense (c)	(33.5)	(64.5)
Net decreases in cost of services	$(41.9)	$(88.7)

(a)	Increases reflect additional rent related to growth capital improvements (“GCIs”) funded by Uniti. Under provisions of the master lease agreements, on the one-year anniversary of any GCIs funded by Uniti, the annual base rent payable by Windstream increases by an amount equal to 8.0 percent of the funding amount, subject to an annual escalator of 0.5 percent.

(b)	Decreases were attributable to lower facility costs and decreases in salary expense resulting from workforce reductions completed in both 2024 and 2023.

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(c)	Decreases in interconnection expense was attributable to cost improvements from the continuation of network efficiency projects, increased legacy customer churn, and lower long-distance usage.

Cost of Sales

Cost of sales represents the associated cost of equipment. The following table reflects the primary drivers of the changes in cost of sales compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Changes in cost of fiber sales	$(0.9)	$6.7
Decreases in cost of sales to consumers and contractors	(0.9)	(0.8)
Decreases in cost of sales to Enterprise customers	(0.7)	(1.8)
Net change in cost of sales	$(2.5)	$4.1

The net change in cost of sales was generally consistent with the net change in sales revenues.

Selling, General and Administrative (“SG&A”)

SG&A expenses result from sales and marketing efforts, advertising, IT support, provision for estimated credit losses, costs associated with corporate and other support functions and professional fees. These expenses include salaries, wages and employee benefits not directly associated with the provisioning of services to our customers.

The following table reflects the primary drivers of the changes in SG&A expenses compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Increases in other costs (a)	$21.1	$33.7
Decreases in compensation and benefits (b)	(29.4)	(47.2)
Net decreases in SG&A	$(7.5)	$(12.7)

(a)	Increases were primarily attributable to our pending Merger with Uniti consisting of legal, accounting and consulting fees. Other costs also include employee severance, lease termination costs, professional and consulting fees, and other miscellaneous expenses incurred in completing certain cost optimization projects.

(b)	Decreases were primarily attributable to lower salary costs due to workforce reductions completed in both 2024 and 2023.

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Depreciation and Amortization

Depreciation and amortization expense includes the depreciation of property, plant and equipment and the amortization of intangible assets. Set forth below is a summary of depreciation and amortization expense compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Increases in depreciation expense (a)	$10.3	$31.6
Decreases in amortization expense (b)	(9.0)	(18.3)
Net increases in depreciation and amortization expense	$1.3	$13.3

(a)	Increases were primarily due to incremental depreciation related to new additions of property, plant and equipment.

(b)	Decreases reflect the use of an accelerated amortization method (sum-of-the-years-digits method) to amortize the customer relationship intangible assets. The effect of using an accelerated amortization method results in a decline in expense each period as the intangible assets amortize.

Operating (Loss) Income

The Company reported an operating loss of $(21.6) million for the three-month period ended June 30, 2024 and operating income of $111.5 million for the six-month period ended June 30, 2024, compared to operating losses of $(12.1) million and $(10.2) million in the three and six-month periods ended June 30, 2023, respectively. The operating loss in the three month period of 2024 primarily reflected the overall declines in service revenues previously discussed, partially offset by the net gain on asset retirements and dispositions of $9.7 million, lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023. Operating income for the six-month period of 2024 primarily reflected the pretax gain of $103.2 million from the sale of certain unused IPv4 addresses completed in March 2024, the net gain on asset retirements and dispositions of $31.4 million, an increase in fiber sales, lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023. The beneficial effects of these items on operating income in the six-month period of 2024 were partially offset by the overall decline in service revenues previously discussed.

Interest Expense

Set forth below is a summary of interest expense compared to the same period a year ago:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Increase (Decrease)	Increase (Decrease)
(Millions)	Amount	Amount
Changes in interest expense - long-term debt	$(0.5)	$3.1
Increases in interest expense - finance leases and other	0.4	0.1
Increases in effect of interest rate swaps	1.3	2.0
Decreases in capitalized interest expense	(1.0)	(3.1)
Net increases in interest expense	$0.2	$2.1

The net increase in interest expense during the six-month period ended June 30, 2024 reflected higher interest rates applicable to incremental borrowings under the senior secured revolving credit facility and higher interest rates related to both the senior secured first lien term loan facility (the “Term Loan”) and super senior incremental term loan (“Incremental Term Loan”). See Notes 2 and 3 to the condensed consolidated financial statements for additional information related to our long-term debt obligations and interest rate swaps.

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Income Taxes

During the three and six-month periods ended June 30, 2024, the Company recognized an income tax benefit of $13.7 million and income tax expense of $6.8 million, respectively, as compared to income tax benefits of $15.1 million and $26.6 million for the same periods in 2023. The income tax benefit recorded in the three-month period of 2024 attributable to the pretax loss was partially offset by discrete tax expense of $3.7 million for nondeductible transaction costs associated with the merger with Uniti. The income tax expense recorded in the six-month period of 2024 included discrete tax expense of $25.6 million related to the sale of the IPv4 addresses. Comparatively, the income tax benefit recorded in the three and six-month periods of 2023 reflected the loss before taxes in each period. Inclusive of the discrete items, our effective tax rate was 18.6 percent and 103.0 percent for the three and six-month periods ended June 30, 2024, respectively, as compared to 23.3 percent and 23.2 percent for the same periods in 2023.

In determining our quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, which is based on our expected annual income, statutory rates and tax planning opportunities. Significant or unusual items are separately recognized in the quarter in which they occur.

BUSINESS SEGMENT OPERATING RESULTS

As previously discussed, our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in ILEC markets and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a CLEC and provide services over network facilities primarily leased from other carriers. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment costs and expenses. Segment revenues are based upon each customer’s classification to an individual segment and include all services provided to that customer. There are no differences between total segment revenues and sales and total consolidated revenues and sales. Segment costs and expenses include certain direct expenses incurred in providing services and products to segment customers and selling, general and administrative expenses that are directly associated with specific segment customers or activities. These direct expenses include customer specific access costs, cost of sales, field operations, sales and marketing, product development, licensing fees, provision for estimated credit losses, and compensation and benefit costs for employees directly assigned to the segments.

Costs incurred related to our network operations and operational support functions including network access and facilities, network operations, engineering, service delivery, and customer support are managed centrally and not monitored by or reported to the chief operating decision maker (“CODM”) at a segment level. In addition, centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources, and other corporate management activities are not monitored by or reported to the CODM by segment. Accordingly, these shared operating expenses are not assigned to the segments. We also do not assign to the segments depreciation and amortization expense, straight-line expense under the master lease agreements with Uniti, net gain on asset retirements and dispositions, gain on sale of operating assets, other income, net, interest expense, and income tax benefit (expense) because these items are not monitored by or reported to the CODM at a segment level.

KINETIC

Overview

We manage as one business our residential and small business operations in ILEC markets due to the similarities with respect to service offerings and marketing strategies. Residential customers can bundle voice, high-speed Internet and video services, to provide one convenient billing solution and receive bundle discounts. We offer a wide range of advanced Internet services, local and long-distance voice services, integrated voice and data services, and web conferencing products to our small business customers. These services are equipped to deliver high-speed Internet with competitive speeds, value added services to enhance business productivity and options to bundle services to meet our small business customer needs. Products and services offered to small business customers also include managed cloud communications and security services.

Kinetic service revenues also include revenue from federal and state USF, amounts received from RDOF, and certain surcharges assessed to our customers, including billings for our required contributions to federal and state USF programs. Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis.

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A summary of Kinetic broadband customers was as follows as of June 30:

			Increase (Decrease)
(Thousands)	2024	2023	Amount	%
Fiber consumer broadband customers	418.3	340.3	78.0	23
DSL consumer broadband customers	695.7	814.7	(119.0)	(15)
Total consumer broadband customers	1,114.0	1,155.0	(41.0)	(4)

We expect continued growth in our fiber broadband customer base while experiencing declines in DSL customers, primarily in lower speed areas, from the effects of competition and our existing customers transitioning to our fiber-based broadband services. Our ability to deliver faster Internet speeds across our footprint should drive gains in market share and corresponding growth in consumer and small business revenues.

Results of Operations

The following table reflects the Kinetic segment results of operations:

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues:
Broadband bundles	$299.2	$303.9	$(4.7)	(2)	$604.0	$603.5	$0.5	—
Voice and other	14.8	17.6	(2.8)	(16)	30.7	36.0	(5.3)	(15)
Consumer (a)	314.0	321.5	(7.5)	(2)	634.7	639.5	(4.8)	(1)
Small business	41.8	41.2	0.6	1	85.1	82.9	2.2	3
RDOF funding	13.1	13.1	—	—	26.2	26.2	—	—
State USF	14.7	16.0	(1.3)	(8)	29.6	32.0	(2.4)	(8)
End user surcharges	13.0	13.7	(0.7)	(5)	27.1	29.8	(2.7)	(9)
Total service revenues	396.6	405.5	(8.9)	(2)	802.7	810.4	(7.7)	(1)
Product sales	7.9	8.6	(0.7)	(8)	15.4	16.1	(0.7)	(4)
Total revenues and sales	404.5	414.1	(9.6)	(2)	818.1	826.5	(8.4)	(1)
Costs and expenses (b)	157.0	157.6	(0.6)	—	314.5	308.0	6.5	2
Direct margin	$247.5	$256.5	$(9.0)	(4)	$503.6	$518.5	$(14.9)	(3)

(a)	Decreases reflect the effects of continued declines in DSL customers, discontinuation of subsidies funded by the ACP, which ended in May 2024, as well as reductions in voice and other revenues of $2.8 million and $5.3 million for the three and six-month periods of 2024, respectively, due to lower demand for consumer voice-only services. Windstream had received approximately $3.0 million in monthly subsidies under this program attributable to its ACP customer base. These decreases were partially offset in the six-month period of 2024 by growth in broadband bundle revenues primarily due to growth in fiber broadband customers.

(b)	Increase in the six-month period of 2024 was primarily due to higher sales and marketing costs consistent with the growth in fiber consumer broadband customers.

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ENTERPRISE

Overview

We manage as one business our mid-market and large business customers located within both our ILEC and CLEC markets. Products and services offered include managed cloud communications and security services, integrated voice and data services, advanced data and traditional voice and long-distance services. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise service revenues also include Advanced Internet Protocol (“IP”) revenues, which consist of recurring dynamic IP, dedicated Internet access, multi-protocol label switching services, integrated voice and data services, long-distance and managed services. In addition, Enterprise service revenues include TDM and other revenues consisting of TDM-based voice and data services, usage-based long-distance revenues, resale revenues and all non-recurring revenues, as well as certain surcharges assessed to customers. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers.

For our Enterprise business, our focus remains on converting customers to our strategic and advanced solutions as part of our TDM exit strategy to migrate the majority of our CLEC customers off of the TDM network. Accordingly, we expect to see continued declines in TDM and other revenues, including end user surcharges, while maintaining stability in revenues derived from our strategic and Advanced IP service offerings.

Results of Operations

The following table reflects the Enterprise segment results of operations:

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues:
Strategic and Advanced IP	$287.7	$297.6	$(9.9)	(3)	$588.8	$599.7	$(10.9)	(2)
TDM/Other (a)	32.9	74.3	(41.4)	(56)	80.1	176.7	(96.6)	(55)
End user surcharges	13.4	14.0	(0.6)	(4)	28.5	30.4	(1.9)	(6)
Total service revenues	334.0	385.9	(51.9)	(13)	697.4	806.8	(109.4)	(14)
Product sales	0.4	0.3	0.1	33	0.8	0.7	0.1	14
Total revenues and sales	334.4	386.2	(51.8)	(13)	698.2	807.5	(109.3)	(14)
Costs and expenses (b)	147.7	179.3	(31.6)	(18)	303.9	371.0	(67.1)	(18)
Direct margin	$186.7	$206.9	$(20.2)	(10)	$394.3	$436.5	$(42.2)	(10)

(a)	Decreases were primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services. As a result, service revenues reflect reductions in traditional voice, long-distance and data and integrated services, as well as declines in switched access revenues and long-distance usage.

(b)	Decreases were consistent with the overall reduction in service revenues primarily attributable to customer churn and the corresponding reductions in customer access and federal USF expenses, and reduced labor costs due to workforce reductions.

WHOLESALE

Overview

Our wholesale operations are focused on providing network bandwidth to other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. These services include network transport services to end users, Ethernet and Wave transport up to 400 Gbps, and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. In addition, we offer voice and data carrier services to other communications providers and to larger-scale purchasers of network capacity. Wholesale fiber sales revenues represent amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.

Our wholesale priorities include growing Wave and Ethernet sales and revenues, building and selling fiber on route expansions, and adding new customers.

Results of Operations

The following table reflects the Wholesale segment results of operations:

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues (a)	$185.1	$188.6	$(3.5)	(2)	$392.3	$382.2	$10.1	3
Fiber sales (b)	2.3	2.0	0.3	15	18.3	2.0	16.3	*
Total revenues and sales	187.4	190.6	(3.2)	(2)	410.6	384.2	26.4	7
Costs and expenses (c)	21.5	21.2	0.3	1	50.9	42.6	8.3	19
Direct margin	$165.9	$169.4	$(3.5)	(2)	$359.7	$341.6	$18.1	5

(a)	Decrease in the three-month period of 2024 was primarily attributable to higher customer churn for TDM transport services as we continue to transition customers off of TDM-related services. Increase in the six-month period of 2024 was primarily attributable to price increases for transport services, higher demand from content providers for network services, and continued growth in Wave and Ethernet services.

(b)	During the first quarter of 2024, the Company entered into two indefeasible right of use (“IRU”) arrangements that met the criteria for sales-type lease classification. Accordingly, the Company recognized sales revenue of $16.0 million, cost of sales of $7.6 million and gross profit of $8.4 million related to these two IRU arrangements.

(c)	Increase in the six-month period of 2024 primarily reflects the incremental cost of sales related to the IRU agreements discussed in note (b) above.

Regulatory Matters

Windstream is subject to regulatory oversight in the U.S. by the FCC and state public utility commissions, and we are also subject to regulatory oversight in Canada under the Canadian Radio-television and Telecommunications Commission. We are also subject in the U.S. to various federal and state statutes that govern the provision of telecommunications and broadband services. Windstream actively monitors and participates in regulatory proceedings and engages with federal and state lawmakers on matters that may impact its business. We cannot predict with certainty the outcome of pending federal and state proceedings relating to our operations.

Infrastructure Investment and Jobs Act Broadband Funding

In 2021, Congress passed a bipartisan infrastructure framework (the Infrastructure Investment and Jobs Act or “IIJA”), which includes $65 billion in broadband funding to be allocated by the National Telecommunications and Information Administration (“NTIA”), with $42.45 billion to be distributed through formula-based grants to states for broadband deployment projects in unserved and underserved areas over a five-year time frame pursuant to the Broadband Equity, Access and Deployment (“BEAD”) program. The framework also includes $14.2 billion to address affordability challenges, as well as additional funding for middle-mile projects and digital equity programs. In 2023, all states submitted a five-year action plan outlining how they intended to deploy their BEAD applications. Additionally, states also submitted their initial proposals to NTIA, which outlined the process to challenge the classification of locations eligible for BEAD funding (in Volume I) and the competitive process to select providers for BEAD projects (in Volume II). These proposals must be approved by NTIA before any allocated funding is released. As of August 31, 2024, all eighteen states in Windstream’s footprint have received approval of their Volume I proposals from NTIA, and seven have received approval of their Volume II proposals. Challenge processes have completed in twelve states and are underway or will commence in the near future in the remaining six states.

Windstream expects to apply for funding to help close the digital divide in its rural and high-cost service territories. However, because such funding will be distributed on a competitive basis, Windstream may face increased competition in its footprint as a result of program awards, especially if the states allow overbuilding of Windstream’s network in areas where Windstream believes locations are “served” as defined by BEAD. Furthermore, the IIJA requires participating service providers to offer a “low-cost” service option. The terms of that offering will be set by each state, pursuant to guidance from NTIA. Windstream is continuing to evaluate the impact of potential increased competition, affordability requirements on Windstream’s business, and Windstream’s ability to secure funding as the competitive processes the states will utilize to award funding are not final in many of its states.

RDOF Funding

In 2019, the FCC announced a $20 billion Rural Digital Opportunity Fund (“RDOF”) program to support rural broadband deployments. In January 2020, the FCC established two reverse-auction funding phases, with Phase I funding of $16.0 billion and Phase II of $4.4 billion. Phase I targeted areas that were wholly unserved by broadband speeds of at least 25-Megabytes per second (“Mbps”) download and 3-Mbps upload. Auction results were released in December 2020, and $9.2 billion was awarded. At the time, the FCC indicated that the $6.8 billion not awarded would be added to Phase II, but Phase II will not likely proceed, especially in light of the BEAD Program being administered by the Department of Commerce. Windstream was awarded $522.8 million in support over ten years ($52.3 million per year) for approximately 192,000 locations in 18 states. Windstream intends to meet its service obligations through the deployment of fiber and offering 1-Gbps speed capabilities.

Affordable Connectivity Program (“ACP”)

The ACP was a federal consumer-based program funded by the IIJA to provide financial assistance to eligible broadband subscribers in the form of monthly service subsidies. During the duration of the program, from December 2021 to May 2024, the ACP provided up to a $30 per month discount on broadband services, and $75 per month in tribal areas. Windstream previously served approximately 95,000 customers under the ACP. Because Congress failed to authorize necessary funding for the ACP on a permanent basis, the program ended in May 2024. To avoid a negative customer impact, Windstream is providing affected customers with a monthly bill credit in the same amount as the ACP benefit, subject to special terms and conditions including our ability to eliminate it at any time, to allow for a period of transition for our ACP customers.

State USF Funding

In the first half of 2024, Windstream recognized revenue from state Universal Service Fund (“USF”) programs in Texas, Pennsylvania, New Mexico, Oklahoma, South Carolina, Nebraska, Alabama, and Arkansas. These payments are intended to provide subsidies, in addition to federal USF receipts, for the high cost of operating telecommunications networks in certain areas. For the six-month period ended June 30, 2024, we recognized $29.6 million in state USF support. Windstream participates in two USF programs in Texas, and for the six-month period ended June 30, 2024, we received $15.7 million from the large company program and $1.6 million from the small company program. On June 18, 2023, the Texas Legislature passed legislation requiring companies receiving Texas USF support to complete a financial needs-based test review with the Texas Public Utilities Commission (“PUC”). Windstream filed the required needs-based test petition for the large company program on December 28, 2023, and received a final decision on June 6, 2024. The Texas PUC approved Windstream’s continued support through December 2028, and did not make changes to the rates or service areas.

Windstream receives approximately $13.2 million in annual state USF support in Pennsylvania. On August 3, 2023, the Pennsylvania Public Service Commission (“PSC”) issued an order opening a rulemaking proceeding regarding the program, with the proceeding expected to take more than 12 months to complete. Windstream, along with the industry trade group, are actively participating in the proceeding, submitting two rounds of comments since August 2023. At this time, the PSC has not taken any further action on the matter.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources

Windstream relies largely on operating cash flows and long-term debt to provide for its liquidity requirements. As of June 30, 2024, the Company had a working capital deficit primarily due to timing differences in the recognition of its annual operating lease obligations and required monthly payments under the master leases with Uniti. The working capital deficit is measured at a point in time and is not indicative of the Company’s ability to manage cash and meet its current obligations as they become due. The Company generated strong operating cash flows in the first half of 2024 and utilized its available borrowing capacity under its revolving credit facility to fund any short-term cash shortfalls and then repaid those borrowings in periods in which cash inflows exceeded cash outflows. As of June 30, 2024, there were no borrowings outstanding under the revolving credit facility. Accordingly, the Company had access to and available borrowing capacity under its senior secured revolving credit facility of $365.9 million as of June 30, 2024. Management has assessed the current and expected business climate, the Company’s current and expected needs for funds and its current and expected sources of funds, and has determined, based on Windstream’s forecasted financial results and financial condition as of June 30, 2024, that cash on hand and cash expected to be generated from operating activities, will be sufficient to fund the Company’s ongoing working capital requirements, planned capital expenditures, scheduled debt principal and interest payments, and lease payments due under the master lease agreements with Uniti for at least the next twelve months from the issuance of the condensed consolidated financial statements. The Company intends to continue utilizing the available capacity under its revolving credit facility to fund its short-term liquidity needs as they arise.

Under the master lease agreements, the Company will receive from Uniti up to $1.75 billion in cash to fund capital improvements to its network and Uniti also will pay Windstream $400 million in quarterly cash installments over a five-year period ending in 2025, at an annual interest rate of 9.0 percent, which amount may be fully paid after one year, resulting in total cash payments to be received from Uniti ranging from $438 - $485 million over the five-year period. During the first half of 2024, the Company received from Uniti quarterly cash installment payments totaling $49.0 million. Through June 30, 2024, the Company has received $990.8 million in cash from Uniti to fund capital improvements and $362.4 million in cash settlement payments. As discussed in Note 14 to the condensed consolidated financial statements, in July 2024, the Company received from Uniti the third quarterly cash installment payment of $24.5 million payable in 2024. Windstream expects total capital expenditures to be approximately $930.0 million in 2024, of which approximately $230.0 million will be funded by Uniti.

From time to time, including in the near term, Windstream may seek to opportunistically refinance or extend maturity dates of existing indebtedness through, but not limited to, tender offers, exchange offers, redemptions, open market purchases, privately negotiated purchases and new issuances.

Historical Cash Flows

The following table summarizes our cash flow activities:

	Six Months Ended June 30,
(Millions)	2024	2023
Cash flows provided from (used in):
Operating activities	$223.0	$342.7
Investing activities	(159.5)	(415.5)
Financing activities	(12.0)	(10.5)
Net increase (decrease) in cash, cash equivalents and restricted cash	$51.5	$(83.3)

Our cash position increased $51.5 million and decreased $83.3 million in the six-month periods ended June 30, 2024 and 2023, respectively. Cash inflows in 2024 were primarily from operating activities, funding received from Uniti under the master lease agreements and borrowings under the senior secured revolving credit facility. These inflows were offset by cash outflows for capital expenditures, repayments of debt and payments under our finance lease obligations.

Cash Flows - Operating Activities

Cash provided from operations is our primary source of funds. Cash flows provided from operating activities decreased $119.7 million in the six-month period ended of 2024, as compared to the same period in 2023, primarily due to net unfavorable working capital changes, principally consisting of timing differences in the payment of trade accounts payable and collection of accounts receivable.

Cash Flows - Investing Activities

Cash used in investing activities primarily consisted of capital expenditures to upgrade and expand the speed capabilities of network facilities used to service customers. Cash flows used in investing activities decreased $256.0 million in the six-month period ended June 30, 2024, as compared to the same period in 2023. Cash outlays for capital expenditures for the six-month period ended June 30, 2024 totaled $450.0 million and were partially offset by funding received from Uniti of $196.7 million to pay for certain growth capital improvements under the master lease agreements. Cash inflows also included $33.5 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash outlays for capital expenditures funded by government grants totaled $56.0 million in 2024. As previously discussed, cash flows from investing activities included the receipt of $103.5 million in cash from the sale of certain unused IPv4 addresses completed in March 2024. The Company also received $9.2 million in cash from the liquidation of a non-marketable investment. In December 2023, in conjunction with a merger transaction, the Company was notified that its investment in certain non-marketable securities issued by the acquiree was to be liquidated and payable in cash to Windstream in January 2024. Comparatively, capital expenditures were $554.1 million for the six-month period ended June 30, 2023, and were partially offset by funding received from Uniti of $158.7 million. Cash inflows in 2023 also included $2.7 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash outlays for capital expenditures funded by government grants totaled $29.8 million in 2023.

Cash Flows - Financing Activities

Cash used in financing activities totaled $12.0 million in the six-month period ended June 30, 2024. During the first half of 2024, proceeds from the issuance of debt consisted of new borrowings of $215.0 million under the senior secured revolving credit facility, all of which were repaid as of June 30, 2024. In addition to the repayments of all current year borrowings under the senior secured revolving credit agreement, repayments of debt also included $3.8 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases totaled $5.5 million in the first half of 2024. Comparatively, cash provided from financing activities totaled $10.5 million in the six-month period ended June 30, 2023. During the first half of 2023, proceeds from the issuance of debt consisted of new borrowings of $240.0 million under the senior secured revolving credit facility, all of which were repaid through June 30, 2023. In addition, repayments of debt in the six-month period ended June 30, 2023 also included $3.8 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases totaled $6.5 million in the first half of 2023.

Pension and Employee Savings Plan Contributions

The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible non-bargaining employees covered by the plan have ceased. The Company’s annual minimum funding requirements to the pension plan for the 2024 plan year totaled $15.3 million. On April 15, 2024, the Company made in cash its required quarterly employer contribution of $5.1 million and on June 3, 2024, the Company made in cash its remaining required employer contributions of $10.2 million to satisfy its 2024 minimum funding requirements. Incremental to its required minimum funding contributions, the Company also made a voluntary cash contribution of $7.0 million to the pension plan on April 15, 2024. The amount and timing of future contributions to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.

The Company also sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4 percent of employee pre-tax contributions to the plan for employees contributing up to 5 percent of their eligible pre-tax compensation. The employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year. Contributions to the plan during the first half of 2024 were $13.2 million and included the annual 2023 true-up contribution. Comparatively, contributions to the plan during the first half of 2023 were $16.0 million and included the annual 2022 true-up contribution.

Broadband Grant Awards and Programs

In November 2021, Windstream received $46.3 million in state grants funded through the federal American Rescue Plan Act of 2021 (“ARPA”) and administered by the Arkansas Rural Connect Broadband Program for fiber broadband expansion, which will allow us to deliver 1-Gbps internet service to more than 15,100 households and small businesses in rural areas within seven Arkansas counties. Windstream invested $33.8 million of its own capital, bringing the total construction cost to $80.1 million. The Company completed construction and deployment of broadband service to all locations within the project footprints during the first half of 2023. In completing the construction projects, the Company utilized all $46.3 million in grant funding received related to this program.

In February 2022, Windstream announced that it will partner with 18 counties across Georgia for fiber broadband expansion, which will allow us to deliver 1-Gbps Internet service to more than 70,000 Georgia homes and businesses. Funding for these broadband projects will come from $170.5 million in grants awarded to the counties, funded through ARPA. Windstream will invest $129.9 million of its own capital to complete the projects. Additionally, in January 2023, the Company was awarded grants under the Capital Projects Fund (“CPF”) Grant Program in the State of Georgia for fiber broadband expansion to deliver broadband service speeds of at least 100-Mbps download and upload to approximately 4,500 households across four counties in Georgia. Funding for these broadband projects will come from $34.9 million in grants awarded to the Company and funded through ARPA. Windstream will invest approximately $2.0 million of its own capital to complete the projects. In June 2023, Windstream was awarded $8.5 million through a second round of the CPF Grant Program in the State of Georgia. The Company will invest $11.2 million of its own capital to expand broadband service to an additional 2,200 households across another three counties in Georgia.

In May 2024, Windstream was awarded a grant for $11.9 million from the Commonwealth of Pennsylvania’s Broadband Infrastructure Program, which will allow the Company to deliver 1-Gbps Internet service to 2,400 locations in three counties.

As of June 30, 2024, Windstream has secured $362.0 million in funding commitments from governmental agencies that will help us deliver fiber to over 155,000 locations. In completing these broadband expansion projects, Windstream expects to incur approximately $150.0 million of incremental capital expenditures. The Company will continue to seek out additional opportunities to obtain external funding for the expansion of 1-Gbps Internet service across its service areas either from direct grants from governmental programs or through the formation of public private partnerships.

Debt Agreements and Covenants

As further discussed in Note 3 to the condensed consolidated financial statements, the Company’s long-term debt obligations as of June 30, 2024 consisted of borrowings under the amended credit agreement and was comprised of a $250.0 million Incremental Term Loan due February 23, 2027 and a $750.0 million Term Loan due September 21, 2027, as well as $1.4 billion of 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”). The terms of the amended credit agreement and indentures for the 2028 Notes include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. As of June 30, 2024, the Company was in compliance with all of its debt covenants.

Contractual Obligations and Commitments

Set forth below is a summary of our material contractual obligations and commitments as of June 30, 2024:

	Obligations by Period
(Millions)	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years	Total
Long-term debt including current maturities (a)	$7.5	$265.0	$2,085.3	$—	$2,357.8
Interest payments on long-term debt obligations (b)	216.1	421.0	181.2	—	818.3
Leaseback of real estate contributed to pension plan (c)	5.8	11.9	12.4	29.6	59.7
Finance leases (d)	5.4	8.1	7.4	43.8	64.7
Uniti operating leases	660.7	1,486.6	1,538.5	647.4	4,333.2
Other operating leases (e)	90.5	82.3	52.2	48.8	273.8
Purchase obligations (f)	280.7	172.4	18.5	8.0	479.6
Other long-term liabilities and commitments (g)(h)(i)(j)	15.1	166.8	98.8	248.9	529.6
Total contractual obligations and commitments	$1,281.8	$2,614.1	$3,994.3	$1,026.5	$8,916.7

(a)	Excludes unamortized discount of $28.7 million and unamortized debt issuance costs of $2.3 million included in long-term debt as of June 30, 2024.

(b)	Variable rates on the Incremental Term Loan and Term Loan were calculated based on Secured Overnight Financing Rate (“SOFR”), which was 5.344 percent as of June 30, 2024.

(c)	Represents undiscounted future minimum lease payments related to the leaseback of real estate contributed to the Windstream Pension Plan, which exclude the residual value of the obligations at the end of the initial lease terms.

(d)	Finance leases include non-cancellable leases, consisting principally of leases for facilities and equipment.

(e)	Other operating leases include non-cancellable leases, consisting principally of leases for network facilities, real estate, office space and office equipment.

(f)	Purchase obligations include open purchase orders and amounts payable under non-cancellable contracts. The portion attributable to non-cancellable contracts primarily represents agreements for network capacity and software licensing.

(g)	Other long-term liabilities and commitments primarily consist of pension and other postretirement benefit obligations, asset retirement obligations and long-term deferred revenue.

(h)	Excludes $18.7 million in long-term finance lease obligations included above in finance leases. Also excludes $66.5 million included above in leaseback of real estate contributed to pension plan.

(i)	Excludes estimated capital expenditures of approximately $150.0 million that Windstream expects to incur in excess of funding commitments received from governmental agencies to fund the cost of fiber broadband expansion to over 155,000 locations, as previously discussed under “Broadband Grant Awards and Projects”.

(j)	Includes $0.5 million in pension and postretirement benefit obligations that was included in other current liabilities at June 30, 2024.

See Notes 3 and 4 to the condensed consolidated financial statements and Notes 4, 5, 9 and 10 to our audited consolidated financial statements for additional information regarding certain of the obligations and commitments listed above.

Off-Balance Sheet Arrangements

The Company does not use securitization of trade receivables, affiliation with special purpose entities, variable interest entities or synthetic leases to finance its operations. Additionally, the Company has not entered into any arrangement requiring it to guarantee payment of third-party debt or to fund losses of an unconsolidated special purpose entity.

Market Risk

Market risk is comprised of three elements: interest rate risk, equity risk and foreign currency risk. Windstream has exposure to market risk from changes in interest rates, as further discussed below. Currently, the Company does not have any significant exposure to equity or foreign currency risk. Market risk has been estimated using a sensitivity analysis. The results of the sensitivity analysis are further discussed below. Actual results may differ from these estimates.

Interest Rate Risk

The Company is exposed to market risk through changes in variable interest rates incurred on borrowings under the amended credit agreement, consisting of the $250.0 million Incremental Term Loan, $750.0 million Term Loan issued under the senior secured first lien term loan facility, and any borrowings outstanding under the senior secured revolving credit facility. The Company enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt obligations. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of interest rate swap activity. The Company does not enter into interest rate swap agreements, or other derivative financial instruments, for trading or speculative purposes. Management periodically reviews the Company’s exposure to interest rate fluctuations and implements strategies to manage the exposure.

As of June 30, 2024, Windstream Services, LLC is party to two pay fixed, receive variable interest rate swap agreements designated as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its amended credit agreement due to changes in the benchmark interest rate. The interest rate swaps mature on October 31, 2025 and October 31, 2026. As of June 30, 2024, the weighted average fixed rate paid on the interest rate swaps was 2.567 percent and the weighted average variable rate received was 5.416 percent. The hedging relationships are expected to be highly effective in mitigating cash flow risks resulting from changes in interest rates. For additional information regarding our interest rate swap agreements, see Note 3 to the condensed consolidated financial statements.

As of June 30, 2024, the unhedged portion of our variable rate debt was $457.8 million. For variable rate debt instruments, market risk is defined as the potential change in earnings resulting from a hypothetical adverse change in interest rates. A hypothetical increase of 100 basis points in variable interest rates would increase annual interest expense by approximately $4.6 million. Actual results may differ from this estimate.

Critical Accounting Policies and Estimates

The accompanying condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. Management has assessed the critical accounting policies applicable and determined the most critical accounting estimates consist of evaluating the useful lives of property, plant and equipment, accounting for pension benefits, and accounting for deferred income taxes and related tax contingencies. There were no material changes to these critical accounting policies during the first half of 2024.

Recently Adopted Authoritative Guidance

See Note 1 to the condensed consolidated financial statements for a discussion of recently issued authoritative guidance related to Business Segments and Income Taxes and our evaluation of the related impacts to the condensed consolidated financial statements and related business segment and income tax disclosures.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes, and future oral and written statements by us and our management may include certain forward-looking statements. We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including, without limitation, our future performance, our ability to comply with the covenant in the agreements governing our indebtedness and the availability of capital and terms thereof. Statements expressing expectations and projections with respect to future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our future performance. These statements are made on the basis of management’s views, estimates, projections, beliefs and assumptions, as of the time the statements are made, regarding future events and results. There can be no assurance, however, that management’s expectations will necessarily come to pass. Actual future events and our results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

A wide range of factors could cause actual results to differ materially from those contemplated in our forward-looking statements, including, but not limited to:

•	Our ability to consummate the Merger with Uniti on the expected terms or according to the anticipated timeline;

•	the risk that the Merger Agreement (as defined herein) may be modified or terminated prior to its expiration, that the conditions to our Merger with Uniti may not be satisfied or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement of our Merger with Uniti on relationships with our customers, suppliers, vendors, employees and other stakeholders and our operating results and the operating results of Uniti;

•	the diversion of management’s time on issues related to our Merger with Uniti;

•	legal proceedings that may be instituted against Windstream or Uniti, or both companies, following announcement of the Merger;

•	the extent, timing, and overall effects of increased competition generally in the communications business and specifically in our markets, including as a result of new, emerging competitors receiving or that may receive current or future awards pursuant to local, state or federal broadband funding programs to expand in our footprint;

•	uncertainties regarding our eligibility or receipt of funding under local, state and federal broadband programs currently available or being developed, including programs in lieu of universal service funding and requirements of any said program for participation, funding available under the federal BEAD Program or any state specific program, or any remaining state and federal COVID-19 related relief programs;

•	the effects of federal and state legislation, and rules and regulations, and changes thereto, impacting the communications industry, including lack of permanent funding for the ACP program that ended in May 2024, the extent and application of digital equity requirements, known as “Digital Discrimination” regulations, and the reduction or elimination of any state universal service programs;

•	the effects of the federal “Buy America” regulations that require use of domestic manufacturers for certain projects that could lead to issues with availability of supplies, goods and equipment for projects and impact our participation in certain broadband programs, including timing for completion of the project;

•	our ability to make payments under the current arrangements with Uniti, which may be affected by results of our operations, changes in our cash requirements, cash tax payment obligations, or overall financial position;

•	Uniti’s ability to fund, and its compliance with contractual provisions requiring funding of, payments to us under the master lease agreements and the settlement entered into by the parties on or about March 2, 2020, including full and complete reimbursement annually of growth capital improvements under the master leases through 2030 and cash settlement payments to be made through 2025;

•	risks and uncertainties associated with our ability to comply with construction obligations under RDOF administered by the FCC, pursuant to which Windstream is receiving $52.3 million each year for 10 years (starting in 2022);

•	unfavorable rulings by the FCC or state public service commissions or courts in current and future proceedings regarding state universal service funds, intercarrier compensation, carrier of last resort obligations, or other matters that could reduce revenues or increase expenses, including uncertainties associated with current or future federal or state broadband funding programs that are in lieu of universal service funding;

•	risks surrounding our ability to obtain the anticipated results from our investments in our network and fiber broadband expansion and to increase our broadband penetration levels and the amount of capital investment necessary to continue these network enhancements and expansions;

•	our ability to achieve the expected benefits of certain cost reduction and expense management activities, including efforts to reduce our TDM related interconnection expenses;

•	new, emerging and/or competing strategic products, technologies and/or software advancements, and our ability to adopt and utilize these technologies to provide services to our customers, and our customers’ willingness to adopt new, emerging products and services;

•	unanticipated increases or other changes in future cash requirements, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements, or otherwise;

•	earnings on pension plan investments significantly below our expected long-term rate of return for plan assets, resulting in possible cash contributions into the plan, or a significant change in the discount rate or other actuarial assumptions;

•	our current debt structure could adversely affect our cash flow and impair our ability to raise additional capital on more favorable terms;

•	for operations where we utilize facilities owned by other carriers, risks and uncertainties surrounding the availability, quality of service, pricing, and services provided by other carriers on which our services to customers depend, including customer and revenue churn due to price increases by ILEC suppliers;

•	unfavorable results of litigation, claims, and intellectual property matters asserted against us;

•	the risks associated with noncompliance by us with regulations or statutes applicable to government programs under which we receive material amounts of end-user revenue and government subsidies, or noncompliance by us, our partners, or our subcontractors with any terms of our government contracts;

•	the impact of equipment failure, supply chain disruptions, natural disasters or terrorist acts;

•	the effects of work stoppages by our employees or employees of other communications companies on whom we rely for service;

•	potential risks pertaining to allegations regarding the presence of lead in telecommunication copper assets, including any related regulatory developments, governmental inquiries or actions, litigation, operational impacts or costs, compliance costs, or reputational damage;

•	adverse changes in economic, political or market conditions in the areas that we serve, the U.S. and globally, including but not limited to, inflationary pressures, changes resulting from epidemics, pandemics and outbreaks of contagious diseases, including the COVID-19 global pandemic, continuing supply chain challenges across numerous industries, including the telecommunications industry, and the ability of our customers and vendors to perform under agreements with us, other adverse public health developments, or armed conflicts or wars, including but not limited to the continuing global impact of the war in Ukraine; and

•	those additional risk factors under the section titled “Risk Factors” included in this report or in subsequent consolidated financial statement reports.

In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.